NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy's Chemical Segment Reports Double-Digit Increases in Sales and Operating Income
for the Fourth Quarter and Total Year of 2013

Spartanburg, South Carolina, February 4, 2014...Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon steel piping systems, announces that the fourth quarter of 2013 produced net sales of $52,243,000, down 2% compared to net sales of $53,138,000 for the fourth quarter of 2012. For the fourth quarter of 2013 the Company posted a net loss of $2,934,000 or a loss of $0.34 per share compared to net earnings of $965,000, or $0.15 per share for the same quarter in the prior year. For the year, net sales for 2013 were $220,750,000, an increase of 12% from $197,659,000 for the prior year. Net income was $1,905,000 or $0.27 per share for the entire year of 2013, down 55% when compared to net income of $4,235,000, or $0.66 per share for 2012. In September 2013, the Company recorded a bargain purchase gain of approximately $1,077,000, net of taxes, which resulted from CRI Tolling, LLC ("CRI Tolling"), a subsidiary of the Company, acquiring substantially all of the assets of Color Resources, LLC ("CRI"). As reported in our pre-announcement call on December 17th, our BristolFab operation posted a pre-tax loss of $1.4 million for the months of October and November. Pre-tax losses for the month of December was approximately $2.3 million, bringing the unit’s total pre-tax losses for the fourth quarter of 2013 to approximately $3.7 million. BRISMET and Palmer also posted pre-tax losses for the quarter, driven by several factors outlined in the discussion in the Metals Segment.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from net income and earnings per share. Adjusted Net Income, a non-GAAP financial measure, represents reported income before taxes and eliminates the effect of inventory loss from change in nickel prices, lower of cost or market adjustment, acquisition costs, shelf registration costs, bargain purchase gain on the CRI acquisition, excess death benefit gain and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes these non-GAAP measurements to present a more meaningful picture of core operations. The Adjusted Net Loss for the fourth quarter of 2013 was $2,472,000, or a loss of $0.29 per share. This compares with an Adjusted Net Income for the fourth quarter of 2012 of $1,948,000, or $0.30 per share. For the entire year of 2013, Adjusted Net Income was $3,339,000, or $0.48 per share, compared to $7,810,000, or $1.22 per share for 2012.
Earnings before interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, bargain purchase gain, excess death benefit gain and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure, was a loss of $2,438,000 in the fourth quarter of 2013, or a loss of $0.28 per share. This compares to Adjusted EBITDA of $4,467,000, or $0.70 per share for the fourth quarter of the prior year. For 2013, Adjusted EBITDA was $10,789,000 or $1.55 per share compared to $15,946,000 or $2.49 per share for 2012, which represents a year-over-year decrease of 32%.
Metals Segment
Sales during the fourth quarter of 2013 totaled $37,355,000, a decrease of 7% from $40,051,000 for the same quarter last year. The Metals Segment had an operating loss of $5,075,000 for the fourth quarter of 2013 compared to operating income of $1,837,000 for the fourth quarter of 2012. The Company purchased 100% of the issued and outstanding stock of Lee-Var, Inc. d/b/a Palmer of Texas ("Palmer") on August 21, 2012. Excluding Palmer's sales results, sales for the fourth quarter 2013 would have been 7% lower than the prior year. The sales decrease resulted from a 6% decrease in average selling prices combined with a 1% decrease in average unit volumes. In the fourth quarter, the Metals Segment experienced commodity unit volumes increasing 9% while non-commodity unit volume decreased 13%. Selling prices for commodity pipe decreased approximately 11% while selling prices for non-commodity pipe increased approximately 5%. Shipments of carbon steel pipe associated with the Bechtel nuclear project dropped significantly in the fourth quarter of 2013 as the project was completed. Shipments of stainless steel pipe in the fourth quarter of 2013 continued to be constrained as distributors are maintaining lean inventory levels going into 2014. Special alloy inquiries, bookings and backlog remained strong in the fourth quarter of 2013 and we have seen increased shipments in January.

Sales for 2013 were $164,232,000, up 12% from last year's results of $146,285,000. The Metals Segment experienced an operating loss of $511,000 for 2013 compared to an operating income of $6,151,000 for 2012. Excluding Palmer's sales results, sales for the Metals Segment for 2013 would have been 2% lower than the same period of 2012 which resulted from lower unit volumes.
Operating income, which decreased $6,912,000 and $6,662,000 for the fourth quarter and the entire year of 2013, respectively, when compared to the same periods of 2012, was impacted by the following factors:

a)
Palmer was acquired August 21, 2012. Its fourth quarter and full year results were included in the 2013 Metals Segment results while only 19 weeks of Palmer's results were included in the prior year. Fourth quarter 2013 operating income was adversely affected by a more prevalent holiday shutdown in 2013. There were approximately $700,000 of finished tanks that could not be shipped to the customer's work sites in December 2013. The unit also incurred warranty repairs of approximately $200,000 in the fourth quarter of 2013. Additionally, fourth quarter 2013 sales and profitability were affected by a less favorable product mix as smaller fiberglass and steel tanks were produced. The facility was nearing emission limits for the fiberglass shop which resulted in the production of smaller, lower priced, and less profitable tanks.

b)
Associated with the acquisition of Palmer, an intangible asset of $9,000,000 was recorded for the customer base acquired by the Company. This asset is amortized on an accelerated basis which resulted in an amortization charge of $382,000 in the fourth quarter and $1,530,000 for the entire year of 2013 compared to $540,000 of amortization for both the fourth quarter and entire year of 2012.

c)
Pricing and margins at BRISMET during the first nine months of the year were negatively impacted by foreign imports. Stainless steel pipe imports from Malaysia, Vietnam and Thailand entered the country at significantly reduced prices. This factor forced BRISMET to reduce prices accordingly to retain market share. On May 16, 2013, BRISMET, along with several other domestic manufacturers of stainless steel pipe, filed an antidumping petition with the U.S. Department of Commerce and the U.S. International Trade Commission ("USITC") alleging that welded stainless steel pipe imported from Malaysia, Vietnam and Thailand were being dumped in the U.S. market. On June 28, 2013, the USITC determined there was a reasonable indication that a U.S. industry was materially injured by reason of imports from these three countries. All six commissioners of the USITC hearing the petition voted in favor of the petitioners in the affirmative.

On December 31, 2013, the Department of Commerce ("Commerce") announced its affirmative preliminary determinations. Commerce determined that welded stainless pressure pipe from Malaysia, Thailand and Vietnam has been sold in the United States at dumped margins and will instruct U.S. Customs and Border Protection to require cash deposits based on the preliminary rates calculated from the date of the preliminary ruling forward. In the case of Malaysia, they also imposed the effective date of the preliminary rates to be 90 days prior to the publication of the determination in the Federal Register. Price increases were implemented by several domestic producers in late August and early September of 2013. We are beginning to see higher pricing across most product categories and are optimistic that this trend will continue into 2014. Commerce is scheduled to announce its final determinations in May 2014 and the USITC will make its final injury determination in July 2014.

d)
Profits at BRISMET were negatively impacted in the fourth quarter 2013 by significant third party contract services associated with the Bechtel project, and an unfavorable sales mix which was heavily weighted toward less than six- inch diameter pipe that has very low to negative gross margins. Labor costs were also above targeted levels for the quarter as we were slow to bring staffing back to pre-Bechtel levels.

e)
Relatively stable nickel prices during the last half of 2013 resulted in lower inventory losses in 2013. For the fourth quarter of 2013, inventory losses were approximately $581,000 compared to an inventory loss of approximately $1,150,000 in the fourth quarter of 2012. For 2013 and 2012, inventory losses were approximately $3,103,000 and $4,645,000, respectively.

f)
As previously mentioned, the BristolFab unit showed a significant operating loss for the fourth quarter and entire year of 2013. As this unit ramped up labor to support the increased backlog, labor efficiencies declined by approximately 50% from previous levels. The large decrease in labor efficiency caused overtime to double as the unit attempted to meet customer delivery schedules and outside contractors were utilized to keep projects on track. These additional expenses put further pressure on the unit's cost structure.

g)
Throughout the Metals Segment, production manpower was higher than optimal operating levels. In late December and early January, personnel reductions were implemented across all three business units and we believe that our labor efficiencies throughout the Metals Segment will return to targeted levels in 2014.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the fourth quarter of 2013 were $14,888,000, which represented a 14% increase from $13,087,000 for the same quarter of 2012. Overall selling prices decreased 16% in the fourth quarter when compared to 2012 due in part to a significant increase in usage of a lower cost raw material that is reflected in the selling price at Manufacturers Chemicals and generally lower average selling prices at CRI Tolling. Operating income for the fourth quarter of 2013 and 2012 was $1,278,000 and $1,102,000, respectively, an increase of 16%. CRI Tolling had a positive impact on profitability during its first quarter under Synalloy ownership. The Specialty Chemicals Segment continues to focus on changing the product mix to higher priced / higher margin products and controlling operating and support costs. At CRI Tolling, streamlining processes and improving production capabilities will be a major focus.
Specialty Chemicals Segment sales for the entire year of 2013 were $56,518,000, up $5,144,000 or 10% from $51,374,000 for 2012. Operating income for 2013 for the Specialty Chemicals Segment was $5,743,000 compared to $4,843,000 for 2012, an increase of 19%. The additional Ashland defoamer sales which began in the third quarter of 2012 contributed to the increase in operating results for this Segment.
On August 26, 2013, CRI Tolling completed the purchase of substantially all of the assets and assumed certain operating liabilities of CRI. Located in Fountain Inn, South Carolina, CRI Tolling will continue CRI's business as that of a toll manufacturer that provides outside manufacturing resources to global and regional chemical companies. The assets purchased from CRI included equipment and certain other assets and approximately $387,000 worth of inventory and accounts receivables, net of assumed payables. The total purchase price was $1,100,000. The Company acquired the building and land where CRI operates in a separate transaction on August 9, 2013 for approximately $3,500,000. The Company viewed both the building and operating assets of CRI together as one business, capable of providing a return to ownership by expanding the Segment's production capacity. Accordingly, the acquisition meets the definition of a business and the transaction is structured in a way that meets the definition of a business combination.
Due to severe financial difficulties CRI was experiencing prior to our acquisition, the Company was able to purchase the land, building and equipment at below market value. As a result of the favorable purchase price, the Company recorded a bargain purchase gain on this transaction in the third quarter of 2013 of $1,077,000, net of deferred taxes. The Company funded the acquisition of CRI through a new term loan with the Company's bank, plus an increase in its line of credit.
Other Items
Unallocated corporate expenses for the fourth quarter of 2013 were $721,000 (1.4% of sales) compared to $926,000 (1.7% of sales) for the fourth quarter of 2012. This expense category was $3,200,000 (1.4% of sales) and $3,193,000 (1.6% of sales) for the entire year of 2013 and 2012, respectively. The results for both the fourth quarter and entire year of 2013 were favorably affected by lower incentive based bonuses. Additional costs were incurred in 2013 as the Company strengthened its IT support team (wages and travel), improved its reporting software functionality, incurred legal and travel costs associated with its follow-on stock offering, recorded additional stock option compensation expense and increased 2013 professional fees associated with the Palmer acquisition.
Acquisition related costs during 2013 reflect the accumulation of one-time expenses associated with the acquisition of CRI. For 2012, this category reflects one-time costs associated with our Palmer acquisition.
Interest expense for the fourth quarter of 2013 was $281,000 compared to $349,000 for the fourth quarter of 2012 due to the Company paying off the outstanding balance of its line of credit in October 2013 as noted below. Interest expense increased $757,000 to $1,357,000 for 2013 compared to $600,000 for 2012. Higher interest expense for the year resulted from the additional borrowings associated with the purchase of CRI in August 2013 and Palmer in August 2012.
In connection with the acquisition of CRI, on August 9, 2013 the Company amended its credit agreement for a new ten-year term loan in the amount of $4,033,000, with monthly principal payments customized to account for the 20 year amortization of the real estate assets combined with a 5-year amortization of the equipment assets purchased. In conjunction with the new term loan, to mitigate the variability of interest rate risk, the Company entered into an interest rate swap contract on September 3, 2013. The interest rate swap is for an initial notional amount of $4,033,250 with a fixed interest rate of 4.83% and runs for ten years to August 19, 2023, which equates to the due date of the term loan. The notional amount of the interest rate swap decreases as monthly principal payments are made.
Also, as a result of changes in interest rates, the favorable change in the fair value of the interest rate swap contracts decreased unallocated expenses for the fourth quarter and entire year of 2013 by $214,000 and $741,000, respectively.
Other income includes gains of $120,000 for the fourth quarter and entire year of 2013 and $134,000 for 2012 as the result of life insurance proceeds received in excess of cash surrender value for former officers of the Company.

As noted in the Specialty Chemicals Segment section, the Company realized a $1,077,000 bargain purchase gain net of deferred taxes from the acquisition of CRI in the third quarter of 2013. The gain resulted primarily from the fair value of land, building and equipment exceeding the cost paid for these assets. The total amount of the gain was approximately $1,678,000. The Company reduced this amount by approximately $601,000 to establish a deferred tax liability to provide for future book to tax depreciation differences. The net bargain purchase gain of $1,077,000 is not taxable for federal or state purposes and was removed from the 2013 annual tax provision.
The Company's cash balance increased $692,000 during 2013 from $1,085,000 at the end of 2012 to $1,777,000 as of December 28, 2013.

a)
On September 30, 2013, the Company closed on an underwritten public offering of 2,000,000 shares of its common stock at a price of $15.75 per share. The underwriters also exercised their option to purchase and close upon an additional 300,000 shares of common stock at a price of $15.75 per share. The Company received net proceeds, after underwriting discounts and estimated expenses, of approximately $34,233,000. The Company intends to use the net proceeds from the offering to invest approximately $3,500,000 in new equipment for the CRI Tolling facility and for general corporate purposes;

b)	The Company used $18,061,000 of the stock sale proceeds to pay off the outstanding balance on its line of credit;

c)
Net accounts receivable increased $2,288,000 at December 28, 2013 when compared to the prior year end, after reducing the 2013 year-end amount by the initial CRI Tolling accounts receivable balance. The increase was entirely in the Metals Segment and resulted from a 218% sales increase for Ram-Fab for November and December 2013 compared to the same period of 2012;

d)
Net inventories increased $5,460,000 as of the end of 2013 compared to the end of 2012 entirely in the Metals Segment. Special alloy inventory at BRISMET increased in support of the current special alloy backlog and inventory at Ram-Fab increased to support the higher fabrication backlog at the end of 2013;

e)	The Company generated cash during 2013 as accounts payable increased $1,541,000 as of the end of 2013, after reducing the 2013 year-end amounts by the initial CRI Tolling accounts payable balance;

f)
Accrued expenses decreased or used $2,763,000 of cash as the 2012 management incentive bonuses were paid in February 2013, most of the tax liability associated with the Palmer acquisition was used in 2013 and accrued interest decreased as the line of credit was paid off during the fourth quarter of 2013;

g)	The Company declared and paid a $0.26 dividend on December 3, 2013 which amounted to a cash outlay of $2,260,000;

h)	Capital expenditures for 2013 were $5,766,000; and

i)	Cash paid for the acquisition of CRI and the CRI facility in August of 2013 was $4,528,000.
These items contributed to the Company having approximately $23,439,000 of fixed-rate bank debt outstanding as of December 28, 2013. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at December 28, 2013.
Outlook
Management was disappointed in 2013's financial results. Starting in mid-December, we have put in place a number of initiatives across the Metals Segment to return it to its expected level of profitability. The primary focus for 2014 will be to reduce the cost structure in all of our business units, improve the product mix at both BRISMET and Palmer, continue to penetrate new markets in the Specialty Chemicals Segment, and tighten up our bidding process for large projects at BRISMET and Synalloy Fabrication, which includes BristolFab and Ram-Fab.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. We expect to see gradual improvements in 2014 with increased quoting activity and new project startups. It is too early to project whether pricing will return to the more favorable levels of 2012, but we do expect solid improvement over 2013 pricing. Stainless steel surcharges for the fourth quarter of 2013 and the first two months of 2014 have been fluctuating in a fairly tight range. We do not anticipate any material declines in nickel prices from their current levels. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe. Our market position remains strong in the commodity pipe market and we continue to see strong order activity in special alloys. Management anticipates continued strong sales of fiberglass and steel tanks at Palmer as the oil drilling expansion continues in the Permian Basin and Eagle Ford Shale areas of Texas. During 2014, we will continue to focus on gaining production efficiencies improving our product mix.
Total fabrication backlog was $50,752,000 at December 28, 2013 and $19,254,000 at December 29, 2012. Management continues to address staffing levels, customer requirements and outsourcing opportunities as we work to complete the backlog, profitably and on schedule.
Specialty Chemicals Segment's sales are expected to show solid growth in 2014 as both units further penetrate new end markets with existing products. As previously discussed, the new markets will include Oil and Gas, Agriculture and Mining. The expansion of the CRI Tolling facility is on schedule with an anticipated completion date of late third quarter 2014.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Net Income per Share are non-GAAP measures and exclude inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs, shelf registration costs, gain on the bargain purchase of CRI, gain on excess death benefit and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs, shelf registration costs, gain on the bargain purchase of CRI, gain on excess death benefit and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 28, 2013	Dec 29, 2012	Dec 28, 2013	Dec 29, 2012

Net sales
Metals Segment	$37,355,000	$40,051,000	$164,232,000	$146,285,000
Specialty Chemicals Segment	14,888,000	13,087,000	56,518,000	51,374,000
	$52,243,000	$53,138,000	$220,750,000	$197,659,000
Operating (loss) income
Metals Segment	$(5,075,000)	$1,837,000	$(511,000)	$6,151,000
Specialty Chemicals Segment	1,278,000	1,102,000	5,743,000	4,843,000
	(3,797,000)	2,939,000	5,232,000	10,994,000
Unallocated expenses
Corporate	721,000	926,000	3,200,000	3,193,000
Acquisition related costs	64,000	252,000	264,000	881,000
Interest expense	281,000	349,000	1,357,000	600,000
Change in fair value of interest rate swap	(214,000)	(62,000)	(741,000)	114,000
Gain on bargain purchase, net of taxes	—	—	(1,077,000)	—
Other income	(148,000)	—	(147,000)	(135,000)

(Loss) income before income taxes	(4,501,000)	1,474,000	2,376,000	6,341,000
(Benefit from) provision for income taxes	(1,567,000)	509,000	471,000	2,106,000

Net (loss) income	$(2,934,000)	$965,000	$1,905,000	$4,235,000

Net (loss) income per common share
Basic	$(0.34)	$0.15	$0.27	$0.67
Diluted	$(0.34)	$0.15	$0.27	$0.66

Average shares outstanding
Basic	8,636,000	6,351,000	6,942,000	6,342,000
Diluted	8,636,000	6,409,000	6,947,000	6,394,000

Other data:
Adjusted EBITDA (1)	$(2,438,000)	$4,467,000	$10,789,000	$15,946,000

Backlog - Fabrication	$50,752,000	$19,254,000
Palmer	$11,477,000	not available

(1) The term Adjusted EBITDA (earnings before interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs, shelf registration costs, gain on bargain purchase of CRI, gain on excess death benefit and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net (Loss) Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 28, 2013	Dec 29, 2012	Dec 28, 2013	Dec 29, 2012

Consolidated
Net (loss) income	$(2,934,000)	$965,000	$1,905,000	$4,235,000
Adjustments:
Interest expense	281,000	349,000	1,357,000	600,000
Change in fair value of interest rate swap	(214,000)	(62,000)	(741,000)	114,000
Income taxes	(1,567,000)	509,000	471,000	2,106,000
Depreciation	834,000	683,000	3,516,000	2,832,000
Amortization	407,000	546,000	1,598,000	567,000
Inventory loss from change in nickel prices	719,000	1,385,000	3,350,000	4,430,000
Lower of cost or market inventory adjustment	(138,000)	(235,000)	(247,000)	215,000
Acquisition costs	64,000	252,000	264,000	881,000
Shelf registration costs	215,000	—	298,000	—
Bargain purchase gain on CRI acquisition	—	—	(1,077,000)	—
Gain on excess death benefit	(120,000)	—	(120,000)	(134,000)
Retention expense	15,000	75,000	215,000	100,000

Adjusted EBITDA	$(2,438,000)	$4,467,000	$10,789,000	$15,946,000
% sales	(4.7)%	8.4%	4.9%	8.1%

Adjusted EBITDA per share, diluted	$(0.28)	$0.70	$1.55	$2.49

Metals Segment
Net (loss) income	$(5,075,000)	$1,837,000	$(511,000)	$6,151,000
Adjustments:
Depreciation expense	611,000	503,000	2,721,000	2,236,000
Amortization expense	382,000	540,000	1,530,000	540,000
Inventory loss from change in nickel prices	719,000	1,385,000	3,350,000	4,430,000
Lower of cost or market inventory adjustment	(138,000)	(235,000)	(247,000)	215,000
Retention expense	—	75,000	200,000	100,000

Metals Segment Adjusted EBITDA	$(3,501,000)	$4,105,000	$7,043,000	$13,672,000
% segment sales	(9.4)%	10.2%	4.3%	9.3%

Specialty Chemicals Segment
Net income	$1,278,000	$1,102,000	$5,743,000	$4,843,000
Adjustments:
Depreciation expense	196,000	132,000	638,000	435,000
Amortization expense	12,000	—	21,000	—
Retention expense	15,000	—	15,000	—

Specialty Chemicals Adjusted EBITDA	$1,501,000	$1,234,000	$6,417,000	$5,278,000
% segment sales	10.1%	9.4%	11.4%	10.3%

Reconciliation of Net (Loss) Income and (Loss) Earnings Per Share to
Adjusted Net (Loss) Income and Adjusted (Loss) Earnings per Share

	THREE MONTHS ENDED		YEAR ENDED
(unaudited)	Dec 28, 2013	Dec 29, 2012	Dec 28, 2013	Dec 29, 2012

(Loss) income before taxes, as reported	$(4,501,000)	$1,474,000	$2,376,000	$6,341,000

Adjustments:
Inventory loss from change in nickel prices	719,000	1,385,000	3,350,000	4,430,000
Lower of cost or market inventory adjustment	(138,000)	(235,000)	(247,000)	215,000
Acquisition costs	64,000	252,000	264,000	881,000
Shelf registration costs	215,000	—	298,000	—
Bargain purchase gain on CRI acquisition	—	—	(1,077,000)	—
Gain on excess death benefit	(120,000)	—	(120,000)	(134,000)
Retention expense	15,000	75,000	215,000	100,000

Adjusted (loss) income before income taxes	(3,746,000)	2,951,000	5,059,000	11,833,000

(Benefit from) provision for income taxes at 34%	(1,274,000)	1,003,000	1,720,000	4,023,000

Adjusted net (loss) income	$(2,472,000)	$1,948,000	$3,339,000	$7,810,000

Average shares outstanding, as reported
Basic	8,636,000	6,351,000	6,942,000	6,342,000
Diluted	8,636,000	6,409,000	6,947,000	6,394,000

Adjusted net (loss) income per common share
Basic	$(0.29)	$0.31	$0.48	$1.23
Diluted	$(0.29)	$0.30	$0.48	$1.22

Condensed Consolidated Balance Sheets
	Dec 28, 2013	Dec 29, 2012
	(unaudited)
Assets
Cash	$1,777,000	$1,085,000
Accounts receivable, net	34,089,000	31,178,000
Inventories	55,857,000	50,163,000
Sundry current assets	7,815,000	8,496,000
Total current assets	99,538,000	90,922,000

Property, plant and equipment, net	35,883,000	28,035,000
Goodwill	18,253,000	18,253,000
Intangible asset, net	6,930,000	8,460,000
Other assets	2,583,000	2,837,000

Total assets	$163,187,000	$148,507,000

Liabilities and Shareholders' Equity
Accounts payable	$12,430,000	$10,524,000
Accrued expenses	6,942,000	9,705,000
Current portion of long-term debt	2,534,000	2,274,000
Current portion of contingent consideration	2,500,000	2,500,000
Total current liabilities	24,406,000	25,003,000

Long-term debt	20,905,000	37,593,000
Long-term contingent consideration	3,362,000	5,709,000
Other long-term liabilities	8,271,000	8,428,000

Shareholders' equity	106,243,000	71,774,000

Total liabilities and shareholders' equity	$163,187,000	$148,507,000